Exhibit 4.46

Cooperation Agreement

Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Party B: Beijing Sina Internet Information Services Co., Ltd.

This cooperation agreement (hereafter “Agreement”) is entered into on the day of June 1, 2005 by and between the following two parties in Beijing, the People’s Republic of China (hereafter “China”):

(1) eLongNet Information Technology (Beijing) Co., Ltd., registered at 10, Jiuxianqiao Road, Chaoyang District, Beijing (hereafter “Party A”).

(2) Beijing Sina Internet Information Service Co., Ltd., registered at Floor 19 Idea Plaza, 58 North 4th Loop Western Road, Haidian District, Beijing (hereafter “Party B”).

(Hereafter refer to a single party as “one party” and two parties as “both parties”)

Whereas,

A. Party A and its affiliated enterprises are the operators and owners of eLong, as a large domestic profession online travel website (www.elong.com, www.elong.net, www.elong.com.cn, www.elong.net.cn, www.elong.cn).

B. Party B and its affiliated enterprises are the operator and owner of a famous Chinese portal website (www.sina.com, www.sina.com.cn, www.sina.com.hk and www.sina.com.tw).

C. Both parties hope to cooperate on the basis of their respective advantages in their respective fields.

D. After friendly negotiation, both parties agree to carry out cooperation according to this agreement.

Therefore both parties through mutual negotiations hereby enter into this agreement based upon the following terms:

Chapter I: Definitions and explanations

1.1	Definitions

Unless otherwise specified in this agreement, the following terms shall carry the following specific meanings:

1.1.1	Chinese law	Any laws and regulations released in China valid at present or in future

1.1.2	Sina website	The website operated by Party B in the domain name of www.sina.com.cn, www.sina.com, www.sina.com.hk and www.sina.com.tw

1.1.3	Sina China website	The website operated by Party B in the domain name of www.sina.com.cn.

1.1.4	Overseas Sina websites	The websites operated by Party B in the domain name of www.sina.com, www.sina.com.hk and www.sina.com.tw.

1.1.5	Cooperated hotel channel	The channel and its related webpages operated jointly by Party A and Party B during the cooperation in the domain name of http://sina.elong.com or other domain names specified by Party A.

1.1.6	Travel channel	The channel and related webpages operated by Party B on the website of http://tour.sina.com.cn.

1.1.7	Searching engine	The searching service product operated by Party B in the domain name of http://cha.sina.com.cn.

1.1.8	Affiliated enterprise	Any enterprise controlling or controlled any other enterprise or controlled together with any other enterprise by the same entity.

1.1.9	Control	With the voting right it possesses, or through contract or other methods, one party may have the right of direct or indirectly instructing or directing the management or other decision-making department of the entity, including: (a) possessing 50% or beyond of the stocks or other shareholdings issued by the entity; (b)possessing 50% or beyond of the voting rights of the entity directly or indirectly; or (c) possessing directly or indirectly the right of appoint most of the members of the board of directors or other decision-making facilities of the entity.

1.1.10	Business secret

The information related to technology, finance, business or other aspects that is owned by one party and/or its subsidiaries or affiliated enterprises and regarded by the party as its business secret, with the following features:

(a) be not well known by the public;

(b) can bring economic benefit for the proprietor;

(c) be practically applicable;

(d) Be regarded by the proprietor as confidential and appropriated protective measure has been taken.

1.1.11	Effect date	The date that both parties sign this agreement.

1.1.12	Force majeure	Any earthquake, typhoon, fire accident, flood, war, striking, uprising, plague, hacker attack, technical control carried out by the telecommunications administration or any other natural or artificial disaster which are unforeseeable, unavoidable, uncontrollable by any one party and makes any one party unable to fulfill the agreement and occurs within the validity of this agreement.

1.1.13	Advertising content	The advertising content and its publicity implemented by both parties as agreed in related terms and conditions of this agreement on the cooperation regions, including the travel channel, hotel channel, front page, news center, user registration page and searching engine of Sina China website, the front page of Sina North America and its travel channel, the front page of Sina HK and its travel channel, front page of Sina Taiwan and its travel channel, as well as the items specified in this agreement.

1.1.14	Starting date of cooperation	The first day after the confirmation letter sent by Party B to Party A when the cooperated advertising content is available on line is confirmed by both parties

1.1.15	Cooperation duration	The duration of this agreement as described in Chapter III.

1.1.16	Peak tourist season	The national holidays, namely in May, October and the Spring Festival, and the 20 days before those periods

1.1.17	New users of Party B	The users registered at “Sina Pass” of Sina China website within the validity of the agreement.

1.1.18	Competition activities	Providing the services of hotel reserve.

1.1.19	ELONG website	The websites operated by Party A and its affiliated enterprises with the domain names of www.elong.com, www.elong.net, www.elong.com.cn , www.elong.net.cn and www.elong.cn.

1.2	Explanations

1.2.1	The date in this agreement refers to calendar days, and the duty day in this agreement refers to the days on which all the commercial banks of China are presumed on duty.

1.2.2	The headings of this agreement are just for reference, and shall not influence the meaning and explanation to any part of this agreement.

1.2.3	If necessary in description, the wording in plural form shall also include its single form, and vice versa.

1.2.4	When any chapter, clause or paragraph is mentioned, it refers to the chapter, clause and paragraph in this agreement.

Chapter II: Declaration and guarantee

2.1	Legal status

Each party declares and guarantees that from the signature date of this agreement:

2.1.1	It has the qualification for being engaged in the transactions under this agreement, and such transactions are in consistence with the limit of its business scope;

2.1.2	It is fully authorized to sign this agreement and execute the obligations under this agreement.

2.1.3	Its authorized representative is fully authorized to sign this agreement (with the photo copy of the authorization letter submitted to the other party for review and filing.)

2.1.4	As is known, it has disclosed to the other party all the documents that are issued by the government administrations at its registration site or business site and that may bring significant negative impact to fulfilling the obligations under this agreement.

2.1.5	It is currently not the entity being liquidated, dismissed or involved in bankruptcy procedure.

2.2	Legal effect

2.2.1	From the effect date, this agreement shall have legal effect on both parties.

2.2.2	Each party guarantees that the signature and execution of this agreement and the commercial transactions planned in this agreement shall infringe any Chinese law in no respects.

Chapter III: Cooperation duration

3.1	Cooperation duration

The cooperation duration is three years, calculated from the starting date of cooperation. After the signature of this agreement, both parties shall work together to make related preparations to ensure smooth execution of cooperation.

3.2	Extension of duration

Within 90 (ninety) days before the expiration of the cooperation, any party may propose the extension of the agreement to the other party in written form, and if agreed, they may sign an agreement on the extension of this agreement.

Chapter IV: Cooperated Channels

4.1	Cooperated hotel channel

4.1.1	Within the validity of this agreement, all the links of Party B in Hotel cooperated channels of Sina website shall be directed to http://sina.elong.com/, or other domain sites as appointed by Party A.

4.1.2	Party B shall enable its affiliated enterprises to maintain the domain names http://trip.sina.com.cn/ and http://hotel.sina.com.cn/ within the validity of this agreement, and analyze them to http://sina.elong.com/ or other domain addresses appointed by Party A.

4.1.3	The design, pattern and content of Cooperated Hotel Channel shall be decided by Party A itself, on which the units of Party B shall provide assistance.

4.1.4	The content of Cooperated Hotel Channel shall be determined by Party A itself. The related tourist information and data provided by Party B to Party A during the cooperation shall be determined by Party A on whether it is to be adopted on Cooperated Hotel Channel.

4.1.5	Party A shall guarantee the factuality, accuracy, legality and non-infringement of any legal rights of any third party regarding the information released on Cooperated Hotel Channel. If Party A infringes the beyond guarantee, Party B is entitled to ask Party A to delete such infringing content, and if any loss is caused to Party B due to such infringement, Party A shall be responsible for making compensation.

4.2	Tourist channel

4.2.1	Party A or its affiliated enterprises are entitled (but not obliged) to carry out on-line reserve or sale of hotel, air ticket or vacation products or services on tourist channel, but in case Party A or its affiliated enterprises fail to carry out on-line reserve or sale of hotel, air ticket or vacation products or services on tourist channel in a consecutive period of beyond 20 days or for beyond 40 days in total within one year, Party B is entitled to carry out in itself or arrange any third party to provide such services on tourist channel or other channels of Sina website, so as to ensure the continuity of services. Party B shall set up a fixed advertising space for Party A in the first page and screen of tourist channel (with the size of 372*396 pixels, no more than 100, as in Appendix [1]), Party A is entitled to fully use the space for advertising eLong brand or sell the products of Party A and its affiliated enterprises, but shall not use it for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

4.2.2	Party B shall be responsible for the operation of tourist channel, but the content prepared by Party B shall not be in conflict with the obligations limited by its competition activities. Party B is responsible for providing the specific cooperation platform within tourist channel.

Chapter V: Detailed rules for advertising

5.1	Unless otherwise agreed, the following items shall begin from the starting date of cooperation: Party A or its affiliated enterprises are entitled (but not obliged) to cast the listing of total 7000 key words related to tourism as listed in Appendix [2] in Sina searching engine, and Party B guarantees all the key words to rank the first in the first page of the searching results of “Webpage” and “category”, or to arrange the picture advertising no lower than 120*120 pixels on the first screen. If such key words have been sold before the signature of this agreement, Party A shall indicate them in Appendix [3]. For such key words that have already been sold out, Party B guarantee the same key words of Party A to rank the first 3 places on the first page of searching results of “webpage” and “category”. Within the validity of cooperation, if the agreement signed between Party B and the parties purchasing such key words expires, Party B promises to lift the same key words of Party A to the first place in searching results, or arrange the picture advertising no lower than the first screen. Party A is entitled to make full use of the resources to advertise eLong brand or sell the products of Party A or its affiliated enterprises, but shall not use it for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

5.2	Specific advertising zone: Party A or its affiliated enterprises possess a fixed product marketing zone on news center page of Sina (currently located at http://news.sina.com.cn) to the right of “science and technology news” column and below “today’s weather forecast” column, in a size of 190*230 pixels and no more than 20K. Party A is entitled to make full use of the zone in advertising eLong brand or selling its products, in the forms of searching or inquiring box for tourist products, literal links and picture advertising, but shall not use it for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients. (Refer to Appendix [4])

5.3	Navigating entrance on front page and news center page: The cooperation zone will set up the entrance for cooperated channels at the front page and news center page of Sina, with navigations of “tourism” and “hotel” at the top, and Party B promises to promote 2 entrance channel links of the top navigation in these two pages in peak tourist season during cooperation, for 60 days each year, totaling 180 days in 3 years. (Refer to Appendix [5])

5.4	Navigation entrance to other channels: The cooperated zone will set up cooperated channel entrances at the finance, sports, auto, real estate, woman, science, game, culture, book, recreation and video channels of Sina, with top navigation to “tourism”, and Party B promises to promote the entrance channel links of the top navigation in all these channels in peak tourist season during cooperation, for 45 days each year, totaling 135 days in 3 years. (Refer to Appendix [6])

5.5	Literal link on first page: Party A sets up literal links with no more than 21 words in each line of fixed position at “business news” below “News center” column to the right of the first screen on the front page of Sina, which may be divided into maximum 3 literal links limited by specific number of words, and sets up literal links in 4 words per line at fixed position of the navigation banner (renewable each day) of “tourism” channel at the bottom (refer to Appendix [7]). Party A is entitled to make full use of the zone to advertise eLong brand or sell the products of Party A or its affiliated enterprises, but shall not use it for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

5.6	Couplet advertising: In the first year of cooperation, during peak tourist season, Party A will set up double couplet advertising for a period of 21 days on the first screen of the first page of Sina and its news center. (refer to Appendix [8]) In the second and third years of cooperation, Party A is entitled to choose to extend such advertising or propose an alternative, and Party B shall ensure the alternative advertising has the same value as the couplet advertising in the first year. Party A is entitled to make full use of the zone to advertise eLong brand or sell the products of Party A, but shall not use it for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

5.7	During the validity of the agreement, the entrance link to successful registration of new users of Party B: Party A or its affiliated enterprises add a fixed-position entrance in the 6 major functional options of the page, used for special services of Party A or its affiliated enterprises to the members of Party B. For example, the user enters the page of products of Party A or its affiliated enterprises by clicking and consume something, he or she will get the score in 2 times of the amount of the first order, which is a form equivalent to other functions–”log on to your (2G) free mailbox” or “enter Sina U zone”, that is to say, literal description carries a button located at “enter Sina Visa coin account”, ranking the 5th. (Refer to Appendix [9])

5.8	Batch emails sending: Party B will send 10 million promotion emails of Party A to its registered mailbox users, in which Party A or its affiliated enterprises may choose 2 of the 5 options, including gender, age, region, interest and occupation. Party A is entitled to make full use of the zone to advertise eLong brand or sell the products of Party A or its affiliated enterprises, but shall not use it for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

5.9	Literal link: Party A or its affiliated enterprises will set up literal links of a fixed line in 12 words on the first page and first screen of the 3 overseas stations of Sina website.

5.10	Navigation entrance: Party A or its affiliated enterprises will set up the entrance to fixed columns like “Chinese hotel” or “Mainland hotel” on the first page and first screen of the 3 Sina websites referred in section 5.12.

5.11	Column entrance to cooperated hotel channel: Party A or its affiliated enterprises will set up the entrance to fixed columns like “Chinese hotel” or “Mainland hotel” on the sub-item navigation of the first page of travel channel of the 3 Sina websites referred in section 5.11.

5.12	Promotion zone of cooperated hotel channel: Party A or its affiliated enterprise shall set up the promotion zone on the first page and first screen of travel channel of the 3 Sina websites referred beyond, in the size of 250*336 pixels. The content of such promotion shall be worked out by Party A or its affiliated enterprises, and Party A or its affiliated enterprises are entitled to make full use of the zone to advertise eLong brand or sell the products of Party A or its affiliated enterprises, but shall not use it for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

5.13	Advertising of Party A in tourist channel:

Within 18 months from the starting date of cooperation, Party B will provide Party A or its affiliated enterprises in the cooperated tourism channel with publicizing the advertising in the value of 10 million on the first page and first screen, 2.5 million for each season. The specifications of advertising shall follow the uniform criteria of network advertising of Party B, and the reserve and adoption of advertising positions shall follow the uniform regulation of resources access released by the network advertising department of Party B. The advertising content will be prepared by Party A or its affiliated enterprises, and shall only be used for production propaganda of the brands and products of Party A and its affiliated enterprises, but shall not be used for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

From the 19th month after the starting date of cooperation, Party B will provide Party A or its affiliated enterprises in the cooperated tourism channel with publicizing the advertising in the value of 14 million on the first page and first screen, 1.75 million for each season. The specifications of advertising shall follow the uniform criteria of network advertising of Party B, and the reserve and adoption of advertising positions shall follow the uniform regulation of resources access released by the network advertising department of Party B. The advertising content will be prepared by Party A or its affiliated enterprises, and shall only be used for production propaganda of the brands and products of Party A and its affiliated enterprises, but shall not be used for releasing any third-party commercial advertising in any form or advertising involving the cooperation items between Party A and its other clients.

5.14	Whenever Party B will adjust the webpage design or setting of content of its websites in various levels, it shall notify Party A in written form one week in advance, and guarantee the rights of Party A in beyond clauses 5.1-5.13.

5.15	The sizes of all cooperated zones referred in this agreement shall be regarded as the default when the computer display is in 1024×768PX pixels.

Chapter VI: Exclusive cooperation

6.1	During the cooperation, Party B and its affiliated enterprises shall not individually or jointly with other individuals, enterprises, corporations or organizations to carry out competition activities directly or indirectly on Sina China website; however, the following cases do not belong to competition activities carried out by Party B or its affiliated enterprises as agreed by both parties:

6.1.1	The users of Sina website release the information related to hotel reserve services through the BBS or other similar information release platform of Sina;

6.1.2	The information related to hotel reserve services released on any page or advertising tip of categorized advertising, poster or searching channels or columns of Sina.

6.2	During the cooperation, Party B and its affiliated enterprises shall not directly or indirectly own rights or benefits, participate in management, offer loan to such entity, or provide financial aid or any assistance in other forms to such entity in any such entity competing with Party B or its affiliated enterprises, through the role of partner, shareholder, advisor or any other identity;

6.3	During the cooperation, Party B and its affiliated enterprises shall not publicize on Sina China website the product searching box, literal link or advertising in any form from below enterprises or websites and their affiliated enterprises.

Ctrip.com International Ltd.: Ctrip website www.ctrip.com Aoyou Website: www.aoyou.com, Shihaitongjie: www.shtj.com.cn Yoee website: www.yoee.com

6.4	During the cooperation, Party B shall not publicize on Sina China website the product searching box, literal link or the advertising other than the form agreed in section 6.1 that are in conflict with competition activities.

Chapter VII: Advertising payment amount

7.1	Party A shall pay the amount in 3,000,000.00 USD (Three million US Dollars) to Party B during the cooperation according to this agreement, unless this agreement is terminated before its expiration.

During the cooperation of 3 yeas, Party A shall pay the cooperation payment amount in each year as follows:

$750,000.00 (seven hundred and fifty thousand USD) for the first year;

$1,000,000.00 (one million USD) in the second year;

$1,250,000.00 (one point twenty five million USD) in the third year.

7.2	Terms of payment

The payment will be made by the following currency: RMB. The exchanging rate between RMB and USD will be subject to the intermediate price of cash currency exchange released by the People’s Bank of China on the date of effecting the payment. Party A shall pay within 5 duty days after the starting date of cooperation the 1/4 of the cooperation payment amount of the first year as the first installment to the account number specified by Party B, and afterwards, pay the amount for the next season within the last 10 duty days of the last month of each cooperation season, so that the whole payment will be settled by 12 installments.

Chapter VIII: Advertising content

8.1	Party A or its affiliated enterprises must provide the advertising content to

Party B in the format required by Party B 3 days before the first issue of advertising, and the specifications and sizes of advertising content files shall follow strictly the specifications of Party B.

8.2	Party B shall guarantee its advertising content does not infringe any applicable laws, regulations, policies and pubic moral principles, nor damage the legal rights or interests of Party B and any third party. Otherwise, Party B is entitled to reject the publicity. In case any loss is caused to Party B due to the infringement of beyond stipulations by the advertising content provided by Party A, Party A shall be responsible for compensation.

Chapter IX: Publicity of advertising

9.1	Party B shall publicize the advertising under this agreement for Party A or its affiliated enterprises according to the specifications of the agreement (covering type and position of advertising, period and quantity of publicity).

9.2	If Party A thinks that Party B fails to publicize any advertising under this agreement according to this agreement, it shall submit a written notification to Party B with 10 duty days after the publicizing date of such advertising as stipulated in this agreement, and if Party A fails to do so, it shall be regarded that Party A has confirmed that Party B publicized the related advertising according to the stipulations of this agreement.

Chapter X: Reasonable amendment

10.1	Based on the consideration on general market interests and the needs of operation, Party B is entitled to adjust the service items, page layout and page design of its website in an unscheduled manner. If any beyond adjustment causes the advertising under this agreement to be unable to release according to the stipulations of this agreement, Party B shall provide the alternative advertising resources in equivalent prices to the advertising of that year to Party A or its affiliated enterprises as compensation, but such alternative advertising resources shall get the consent of Party A in written form.

10.2	To ensure normal operation of websites, if necessary, Party B may close the website for maintenance periodically or in an unscheduled manner, and if such case causes that the advertising under this agreement be unable to release as planned, Party B shall provide the alternative advertising resources in equivalent prices to the advertising of that year to Party A or its affiliated enterprises as compensation.

10.3	If Party A or its affiliated enterprises request to adjust the specific advertising plan based on the causes acceptable to Party B and without changing the general publicizing period and the total payment of advertising, it shall not be regarded as the infringement of Party A; based on that the normal advertising publicizing of other advertising clients of

Party B is guaranteed, Party B shall provide convenience for Party A or its affiliated enterprises if possible in accordance with the actual situation, but Party A or its affiliated enterprises shall not request the adjustment on schedule of advertising for beyond twice within a single year.

Chapter XI: Alternation of undertaker

11.1	Party B agrees that in case of alternation of business scope, change of major businesses of Party A or other reasonable causes, Party A is entitled to assign at any time all of the unexecuted part of rights and obligations under this agreement to its affiliated enterprises. However, Party A shall notify the same to Party B in written form, and after the assignment, in case such affiliated enterprises have any infringement during the execution of obligations in the agreement, Party A must assume joint liabilities to Party B together with Party A’s affiliated enterprises.

11.2	Party A agrees that in case of alternation of business scope, change of major businesses of Party B or other reasonable causes, Party B is entitled to assign at any time all of the unexecuted part of rights and obligations under this agreement to its affiliated enterprises. However, Party B shall notify the same to Party A in written form, and after the assignment, in case such affiliated enterprises have any infringement during the execution of obligations in the agreement, Party B must assume joint liabilities to Party A together with Party B’s affiliated enterprises.

Chapter XII: Secrecy

12.1	Any one party shall regard any confidential data and information of the other party (hereafter called “secret information”) it acknowledged or got to know through the signature or execution of this agreement; without written consent of the other party, any one party shall not disclose such secret information to any third party.

12.2	If proposed by the other party, any one party shall return any document, data or software carrying the secret information of the other party as requested by the other party, or scrap the information, or handle it in other ways, and shall stop using such secret information.

12.3	After the termination of this agreement, the obligations of respective parties under this agreement shall not end immediately, but the parties shall still follow the secrecy clauses of this agreement and fulfill the secrecy obligations it commits, till the other party agrees to relieve such obligations, or it is factually impossible that any damage of any form will be caused to the other party due to the infringement of the secrecy clauses of this agreement.

Chapter XIII: Liabilities for Breach of Contract

13.1	Unless otherwise specified in this agreement, if part of whole of the advertising of Party A or its affiliated enterprise under this agreement cannot be released according to specified period, position or quantity due to the fault of Party B, Party A is entitled to require Party B to publicize the advertising in twice of the unreleased advertising value for Party A or its affiliated enterprises as compensation. The time and position for release of beyond compensating advertising shall be appointed by Party A or its affiliated enterprises.

13.2	Party A shall pay the whole amount to Party B according to the time and amount stipulated in this agreement, and if the payment is not effected according to stipulated time, Party B is entitled to stop releasing the advertising of Party, and any result caused henceforth shall be assumed by Party A.

13.3	Except the specifications in beyond two clauses, if any one party infringes other stipulations of this agreement and consequently causes loss to the other party, the infringing party shall pay the complete compensation to the party abiding by the agreement according to laws and regulations.

Chapter XIV: Force majeure

14.1	The party affected by the event of force majeure may suspend the execution of obligations under this agreement till the elimination of impact of such force majeure events, and shall not assume the liability of breach of contract due to such events; however, the affected party shall try its best to overcome such event and relieve its negative effect.

14.2	If the event of force majeure lasts for 20 days or beyond, or accumulates to beyond 30 days within the validity of this agreement, any one party is entitled to terminate this agreement in advance by notifying it to the other party in written form.

Chapter XV: Settlement of dispute

15.1	In case any dispute arises on the interpretation or execution of the causes of the agreement, both parties shall settle it by friendly negotiation.

15.2	If no agreement is reached in negotiation, both parties shall submit the related dispute to Beijing Arbitration Commission according to its current procedures and rules. The site of arbitration shall be at Beijing; the language adopted in arbitration shall be in Chinese. The verdict of arbitration shall be final and binding to both parties.

15.3	The establishment, validity, execution, interpretation of this agreement and the settlement of dispute shall apply Chinese laws.

Chapter XVI: Execution and termination

16.1	This agreement will come into effect from the date of signature and stamping of both parties, and be terminated after all the advertising under this agreement is released and Party B pays the whole advertising fee, but some special clauses with specific stipulation of application period in this agreement shall be excluded.

16.2	This agreement shall be binding to both parties after its signature, and any one party shall not cancel it before its expiration, unless the other party has significant infringement. In case any one party cancels the agreement due to the infringement of the other party, it shall notify the other party through written form and grant a period of 15 days allowing its remedy to its infringement.

16.3	The cancellation of this agreement before its expiration shall not influence the rights and/or obligations acquired by both parties due to the execution of this agreement, such rights and obligations include but not limit to:

(a)	If Party B has publicized the advertising according to the agreement, Party A shall pay the relevant advertising fee to Party A according to the publicized advertising and time of release based on the price stipulated in the agreement;

(b)	If Party A has paid according to the agreement the amount exceeding the advertising value calculated from the already released advertising by Party B, and Party A has no infringement of agreement, Party B shall refund the amount exceeded to Party B;

(c)	The liabilities on breach of contract to be assumed by the party of infringement to the other party due to the infringement shall include but not limit to compensating the entire direct or indirect losses caused to the other party.

Chapter XVII: Miscellaneous

17.1	In case any clause of this agreement become completely or party invalid or impractical due to infringing laws or government regulations or other reasons, such clause shall be regarded as having been deleted, which however shall not affect the legal effect of other items of this agreement.

17.2	Any issue not mentioned here shall be determined by separate negotiation between both parties.

Party A: eLongNet Information Technology (Beijing) Co., Ltd.	Party B: Beijing Sina Internet Information Service Co., Ltd.
Bank account No.: Contact: Tang Yue Tel: 010—58602288 Fax: 010—64313600 E-Mail: Justin.tang@corp.elong.com Authorized representative: /s/ Justin Tang Date of signature: June 1, 2006	Bank account No.: CMB Jianguo Road Branch 2683477610001 Contact: Tel: Fax: E-Mail: Authorized representative: /s/ Charles Guowei Cao Date of signature: June 1, 2006